Exhibit 99.1

FOR IMMEDIATE RELEASE

Allergan Board Unanimously Rejects Unsolicited Proposal from Valeant

Valeant Proposal Substantially Undervalues Allergan

and is Not in the Best Interests of Stockholders

Allergan Expects to Increase EPS by 20 to 25 Percent in 2015 and

by 20 Percent CAGR over Next Five Years

Irvine, Calif., — May 12, 2014 — Allergan, Inc. (NYSE: AGN) (“Allergan” or the “Company”) today announced that its Board of Directors has unanimously rejected the unsolicited proposal (the “Proposal”) announced by Valeant Pharmaceuticals International, Inc. (“Valeant”) on April 22, 2014. After a comprehensive review, conducted in consultation with its financial and legal advisors, the Allergan Board concluded that the Proposal substantially undervalues Allergan, creates significant risks and uncertainties for the stockholders of Allergan, and is not in the best interests of the Company and its stockholders.

The Company also announced that, given the strength in its business, Allergan expects to increase earnings per share by 20 to 25 percent and continue to generate double digit revenue growth in 2015. Additionally, the Company expects to produce double digit sales growth and produce earnings per share compounded annual growth of 20 percent over the next five years. The Company believes this is achievable as a consequence of strong business momentum driven by a wide array of recent approvals and anticipated near term approvals, as well as an expectation that it is in a position to produce meaningful additional leverage and scale across both the S,G&A and R&D categories without negatively impacting its commitment to deliver the highest quality outcomes to customers and their patients.

“After careful review and consideration, our Board of Directors has unanimously determined that Valeant’s unsolicited proposal substantially undervalues Allergan and does not reflect the value of the Company’s leading market positions, sales and marketing foundation, industry-leading research and development efforts, as well as future revenue and earnings growth,” said David E.I. Pyott, Allergan’s Chairman of the Board and Chief Executive Officer. “Allergan has a long history of producing consistent growth and delivering solid results through a combination of innovation, execution and discipline. We are confident in our ability to extend our track record, enthusiastic about the opportunities before us, and believe Allergan is well positioned to deliver compelling value to our stockholders. Furthermore, the Board has determined that Valeant’s proposal creates significant risks and uncertainties for Allergan’s stockholders and believes that the Valeant business model is not sustainable.”

The following is the text of the letter that was sent on May 12, 2014, to Valeant’s Chairman and CEO, Michael Pearson:

May 12, 2014

Mr. Michael Pearson

Chairman & Chief Executive Officer

Valeant Pharmaceuticals International, Inc.

Dear Michael:

The Board of Directors of Allergan has received your letter dated April 22, 2014 proposing that Valeant acquire all of the outstanding shares of Allergan for 0.83 shares of Valeant stock and $48.30 in cash (the “Proposal”). The Allergan Board carefully reviewed your company’s proposal with the assistance of its financial advisors, Goldman, Sachs & Co. and BofA Merrill Lynch, and its legal counsel, Latham & Watkins, Richards, Layton & Finger, P.A. and Wachtell, Lipton, Rosen & Katz. After thorough consideration, it is the unanimous view of the Allergan Board that your unsolicited proposal substantially undervalues Allergan, creates significant risks and uncertainties for the stockholders of Allergan, and is not in the best interests of the Company and its stockholders. Accordingly, the Allergan Board unanimously rejects the Proposal.

As you know, Allergan has a long history of producing consistent growth and delivering solid results through a combination of innovation, execution and discipline. We are confident in our ability to extend our strong track record of innovation, which has yielded unique expertise and insights that drive innovation and value. The Board is determined to continue to create value for Allergan and its stockholders.

In addition to substantially undervaluing our Company, your Proposal includes a large stock component, which we believe is a risk for Allergan stockholders due to the uncertainty surrounding Valeant’s long term growth prospects and business model. Valeant’s strategy runs counter to Allergan’s customer focused approach. In particular, we question how Valeant would achieve the level of cost cuts it is proposing without harming the long term viability and growth trajectory of our business. For those reasons and others, we do not believe that the Valeant business model is sustainable.

For the reasons stated above, we believe that your proposal substantially undervalues our Company. Allergan has a strategic plan in place that we believe is the right path forward to deliver value to our stockholders.

On behalf of the Board of Directors,

/s/

David E.I. Pyott, CBE
Chairman & Chief Executive Officer

Allergan will host a telephone conference call and a Webcast on Monday, May 12, 2014 to discuss the unsolicited proposal from Valeant Pharmaceuticals International, Inc. Presentation slides will accompany the live Webcast, which will be available on the Allergan Website. You may participate in this call by dialing 1-888-790-1916 for domestic locations or 1-517-319-9297 for international locations. A passcode, Allergan, will be required. David Pyott, Chairman of the Board and Chief Executive Officer, and Jeff Edwards, Executive Vice President, Finance and Business Development, Chief Financial Officer, will comment on the unsolicited proposal beginning promptly at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) before answering questions. The live Webcast and accompanying presentation slides can be accessed through the Allergan Website, www.allergan.com, beginning at 5:15 a.m. Pacific Time (8:15 a.m. Eastern Time).

A replay of the discussion will be available shortly after the call and can be accessed through www.allergan.com, or by dialing 1-888-277-5031 for domestic locations or 1-203-369-3598 for international locations. A passcode will not be required. The replay will be available for one week following the live call.

Goldman, Sachs & Co. and BofA Merrill Lynch are serving as financial advisors to the Company and Latham & Watkins, Richards, Layton & Finger, P.A. and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to the Company.

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,600 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding a proposed offer or proposal by Valeant and/or Pershing Square. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

Allergan Contacts

Bonnie Jacobs, Allergan (714) 246-5134

Joele Frank, Dan Katcher, and Scott Bisang, Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

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